EXHIBIT A

Form of Promissory Note

PROMISSORY NOTE

$___,000.00	Southfield, Michigan
Maturity Date: _______________, 201__	Date: ___________, 201_

FOR VALUE RECEIVED, Players Network, Inc., a Nevada corporation (“Borrower”), whose address is 1771 E. Flamingo Road, Suite 201A, Las Vegas, NV 89119 promises to pay to the order of SK L-43, LLC, a Michigan limited liability company (“Lender”), whose address is c/o Bruce H. Seyburn, Seyburn Kahn, PC, 2000 Town Center Building, Suite 1500, Southfield, MI 48075-1195, the principal sum of _______________________________ Dollars and No/100 ($___,000.00) together with interest on the unpaid principal under this Promissory Note (this “Note”) until paid at five percent (5%) simple interest per annum on the basis of a year of 360 days. This Note is being executed in connection with that certain letter agreement dated November __, 2016 between Borrower and Lender (the “Letter Agreement”). All capitalized terms not otherwise defined herein shall have the meanings specified in the Letter Agreement.

Principal and Interest. Accrued and unpaid interest under this Note shall be due and payable annually on December 31, commencing December 31, 201_. The outstanding principal balance of this Note and any accrued but unpaid interest shall be due and payable on the Maturity Date specified above. All Payments of principal and interest hereunder shall be payable in lawful money of the United States of America and shall be applied first to interest and the balance to principal.

Prepayment. Borrower shall have the right to make prepayments of principal at any time prior to the Maturity Date; provided, however that Borrower must provide Lender with written notice of its intention to make any such prepayment no later than ten (10) Business Days prior to the date of any such intended prepayment.

Warrant Exercise. Borrower acknowledges that in connection with the issuance of this Note and as further consideration for the amount due hereunder, Lender is being issued warrants to acquire common stock of Borrower. In connection with such warrants, Borrower acknowledges and agrees that Lender shall have the right, by providing Borrower with written notice, to apply to the exercise price of such warrants that portion of the unpaid principal and interest owing hereunder equal to the exercise price for such Warrants.

Events of Default. Borrower will be in default if any of the following happens (each an “Event of Default”): (a) Borrower fails to make any payment when due under this Note; (b) Borrower fails to comply with or to perform when due any other term, obligation, covenant, or condition contained in this Note or the Letter Agreement, or in any other agreement or loan Borrower has with Lender; (c) Borrower defaults under any loan, extension of credit, security agreement, purchase or sale agreement, or any other agreement, in favor of any other creditor or person that materially affects any of Borrower’s property or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any related documents; (d) any representation or statement made or furnished to Lender by Borrower is false or misleading in any material respect either now or at the time made or furnished or becomes false or misleading at any time thereafter; (e) Borrower becomes insolvent, a receiver is appointed for any part of Borrower’s property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by or against Borrower under any bankruptcy or insolvency laws; (f) if any execution levy or writ of garnishment or attachment or other like judicial process shall be issued against or placed upon any property of Borrower; (g) a material adverse change occurs in Borrower’s financial condition, or Lender reasonably believes the prospect of payment or performance of the indebtedness is impaired; (h) the dissolution of Borrower and/or Borrower otherwise ceases to conduct business or terminates its existence by sale, dissolution, merger or otherwise; (i) if there is any failure by Borrower to pay when due any of its indebtedness owed to other creditors or if there is any breach or default in the observance or performance of any term, covenant, or condition in any document evidencing, securing or relating to such indebtedness; or (j) Lender, in good faith, deems itself insecure.

Remedies. Upon the occurrence of an Event of Default, the entire indebtedness evidenced hereby shall become immediately due and payable. Interest shall accrue from and after the date of default at the rate equal to eighteen (18%) percent per annum. In addition, Lender shall have the right to exercise any and all rights available to it. Borrower further promises to pay any and all costs of collecting the amount due hereunder, including reasonable attorney fees. No delay on the part of Lender in the exercise of any of the aforesaid rights or remedies shall operate as a waiver thereof, and no single or partial exercise of any right or remedy by Lender shall preclude the exercise of any other right or remedy. Any remedy provided hereunder shall be in addition to all other remedies available Lender and such remedies shall be cumulative.

Limitation on Interest Rate. Notwithstanding anything to the contrary contained herein, nothing in this Note, nor any transaction relating hereto, shall be construed or so operate as to require the Borrower to pay, or be charged, interest at a greater rate than the maximum rate allowed by the applicable law relating to this Note. Should any interest, or other charges, charged, paid or payable by Borrower in connection with this Note, or any other document delivered in connection herewith, result in the charging, compensation, payment or earning of interest in excess of the maximum allowed by applicable law, then any and all such excess shall be and the same is hereby waived by the Lender, and any and all such excess paid shall be automatically credited against and in reduction of the principal due under this Note.

Assignment. This Note and all rights and remedies of Lender shall inure to the benefit of Lender’s heirs, legal representatives and assigns and to any other Lender who derives title to or interest in this Note, and shall bind Borrower and its successors and assigns.

Notices. Any notices required by the terms of this Note, until further notice in writing, shall be sent by registered or certified mail, return receipt requested, postage prepaid, to Lender and Borrower at their respective addresses contained in the Letter Agreement.

Waiver. Borrower and all endorsers, sureties and guarantors (if any) hereby jointly and severally waive presentment, demand for payment, notice of dishonor, notice of protest, and protest, and all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guaranty of this instrument (except for any notice or grace period expressly provided in this Note); and agree that no obligation hereunder shall be discharged by any extension, indulgence or release given to any guarantor or other person or by the release or non-enforcement of any security or guaranty given in connection herewith. Notwithstanding anything herein to the contrary, nothing shall limit any rights granted Lender by other documents/instruments or by law.

Applicable Law/Choice of Forum. This Note, together with the rights, duties and obligations hereunder, shall be construed in accordance with Michigan law without regard to Michigan’s conflict of laws provisions. The parties agree that all actions arising directly or indirectly out of this Note shall be litigated only in the Oakland County Michigan Circuit Court, or the applicable district court for Southfield, Michigan, or the U.S. District Court for the Eastern District of Michigan, and the parties hereby irrevocably consent to the personal jurisdiction and venue of these courts over the parties to this Note.

Players Network, Inc.,
a Nevada corporation

By:
Mark Bradley, Chief Executive Officer

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